Exhibit 99.1

PRESS RELEASE

Nephros Appoints Moshe Pinto to its Board of Directors

RIVER EDGE, NJ, August 17, 2015 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTCQB:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for use with a hemodialysis machine for the treatment of chronic renal failure patients, announced today the appointment of Moshe Pinto, to its Board of Directors.

Mr. Pinto was recently the CEO of Home Dialysis Plus, now Outset Medical, Inc., a Warburg Pincus backed company dedicated to the development and commercialization of a new hemodialysis system, providing an improved experience for patients. Previously, from 2007 through 2010, he was the CEO of Spiracur, Inc., a developer of innovative wound healing technologies that Mr. Pinto co-founded out of the Stanford University Biodesign Innovation Program. Mr. Pinto also worked for Herzog, Fox & Neeman, a law firm based in Israel. He currently serves on the Board of Directors of Spiracur Inc. Mr. Pinto received an MBA from Stanford University, an LLM from Universita di Bologna, an EMLE from the University of Hamburg, and an LLB in Law from Tel Aviv University.

“We are very excited to have Moshe join our Board,” said Daron Evans, CEO of Nephros. “Moshe’s hands-on expertise in dialysis equipment development and dialysis economics provides Nephros with an invaluable resource in our efforts to increase adoption of our dialysis ultrafilters and to expand the commercial evaluation of our hemodiafiltration system.”

“The dialysis industry is a unique marketplace whose significant scale and market dynamics provide opportunities for innovative products,” said Mr. Pinto. “I look forward helping Nephros achieve its potential to help both patients and service providers.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with end stage kidney disease. Its filters, which it calls ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

Nephros was founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize a hemodiafiltration system, an alternative method to hemodialysis. Since its founding, the company has extended its filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

For more information about Nephros and its products, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the commercialization of Nephros’ HydraGuard products, the anticipated benefits from Mr. Pinto’s appointment to the Board of Directors and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, regulatory reforms, foreign exchange rate fluctuations, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2014. Nephros, Inc.does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor:

PCG Advisory Group

Kirin M. Smith, Chief Operating Officer

Direct: 646-863-6519

www.pcgadvisory.com